Exhibit 99

#32V – July 18, 2013	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Second Quarter 2013 Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its second quarter that ended June 30, 2013.

Second Quarter Highlights

•	Second quarter 2013 GAAP earnings per diluted share were $.53, compared with $.50 in 2012.

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Second quarter 2013 GAAP results include $.06 per diluted share in after-tax charges related to restructuring activities, including previously announced plant closures. Second quarter 2012 GAAP results included an $.08 per diluted share charge related to restructuring activities.

•

Base net income attributable to Sonoco (base earnings) for second quarter 2013 was $.59 per diluted share, compared with $.58 in 2012. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided second quarter base earnings guidance of $.56 to $.60 per diluted share.

•	Second quarter 2013 net sales were $1.23 billion, up 2 percent, compared with $1.20 billion in 2012.

•

Cash flow from operations was $108.2 million, compared with $42.9 million in 2012. Free cash flow for the second quarter was $34.9 million, compared with a negative $42.1 million in 2012. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets.)

Earnings Guidance Update

•	Third quarter 2013 base earnings are expected to be $.59 to $.63 per diluted share.

•	Guidance for full-year 2013 base earnings remains $2.26 to $2.32 per diluted share.

Second Quarter Review

Commenting on the Company’s second quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, “Overall, we’re pleased with our results for the quarter. We were able to achieve records in sales and gross profits, while delivering base earnings near the high end of our guidance. Despite challenging global economic conditions, base earnings benefited from volume gains, productivity improvements and a positive price/cost relationship. These positive factors were partially offset by higher labor, pension and other operating costs and a higher effective tax rate on base earnings.”

“Operating profits in our Consumer Packaging segment improved 11 percent in the quarter due to a positive price/cost relationship and productivity improvements, partially offset by higher labor, pension and other costs. Operating profits from our Display and Packaging segment improved as positive volume more than offset higher operating costs.”

1 North Second Street

Hartsville, S.C. 29550 USA

sonoco.com

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Sonoco Reports Second Quarter 2013 Results – page 2

“Second quarter operating profits declined 9 percent in our Paper and Industrial Converted Products segment despite the positive impact of productivity improvements and a slightly positive price/cost relationship. However, these favorable factors were more than offset by higher maintenance, labor, pension and other costs, including a $1.9 million pension settlement charge related to plan changes in Canada.”

“Our Protective Solutions segment reported an improvement in operating profits of nearly 4 percent for the quarter due to increased volume, productivity improvements and a positive price/cost relationship. However, these positive factors were partially offset by higher labor and other operating expenses.”

GAAP net income attributable to Sonoco in the second quarter was $55.0 million, or $.53 per diluted share, compared with $51.3 million, or $.50 per diluted share, in 2012. Base earnings were $60.8 million, or $.59 per diluted share, in the second quarter, compared with $59.7 million, or $.58 per diluted share, in 2012. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Second quarter base earnings excluded after-tax charges of $5.8 million, or $.06 per diluted share, stemming from asset impairment and restructuring costs associated with the anticipated closure of the Company’s thermoforming plant in Ireland and other previously announced restructuring activities. Items excluded from base earnings in the 2012 second quarter totaled $8.3 million, after tax, or $.08 per diluted share, for restructuring expenses and impairment charges associated with plant closures and manufacturing rationalization efforts in Germany, Canada and the United States. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the second quarter were $1.23 billion, compared with $1.20 billion in the same period in 2012. This 2 percent improvement was almost exclusively driven by increased volume in Display and Packaging and Protective Solutions.

Gross profits were a record $223 million in the second quarter of 2013, compared with $217 million in the same period in 2012. Gross profit as a percent of sales improved to 18.1 percent, compared with 18.0 percent in the same period in 2012. The modest improvement in total gross profits was due to improved volume and productivity improvements, which more than offset higher maintenance, labor, pension and other costs. The Company’s second quarter selling, general and administrative expenses increased 3 percent to $122 million, but were essentially flat as a percentage of sales due to higher revenue.

Cash generated from operations in the second quarter was $108.2 million, up 152 percent, compared with $42.9 million in the same period in 2012. Operating cash flow increased during the quarter reflecting higher non-cash charges, lower income tax payments and a beneficial change in net working capital. Net capital expenditures and cash dividends were $41.9 million and $31.4 million, respectively, compared with $54.9 million and $30.2 million, respectively, during the same period in 2012.

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Sonoco Reports Second Quarter 2013 Results – page 3

Year-to-date Results

For the first six months of 2013, net sales were essentially flat at $2.41 billion, compared with $2.41 billion in the first half of 2012. Net income attributable to Sonoco for the first six months of 2013 was $103.1 million, or $1.00 per diluted share, compared with $94.4 million, or $0.92 per diluted share, in the first half of 2012.

Earnings in the first half of 2013 were negatively impacted by after-tax restructuring and other charges of $9.4 million, or $.09 per diluted share, compared with $19.1 million, or $0.19 per dilute share, in the same period in 2012.

Base earnings for the first half of 2013 were $112.6 million, or $1.09 per diluted share, compared with $113.5 million, or $1.11 per diluted share, in the first half of 2012. The 1 percent reduction in base earnings stemmed from higher labor, maintenance, pension and other expenses, lower volume and unfavorable mix. These negative factors were partially offset by productivity improvements and a positive price/cost relationship.

Gross profit was $428 million in the first half of 2013, compared with $433 million in the same period in 2012. Gross profit as a percent of sales was 17.8 percent, compared with 17.9 percent for the same period in 2012.

For the first six months of 2013, cash generated from operations was $244.5 million, compared with $140.4 million in the same period in 2012. The improvement in cash flow from operations was due largely to working capital changes and lower pension and postretirement benefit plan contributions which were $24.8 million in the 2013 period, compared with $59.0 million in 2012. Net capital expenditures and cash dividends were $97.2 million and $61.7 million, respectively, during the first half of 2013, compared with $98.0 million and $59.3 million, respectively, in 2012. Free cash flow was $85.6 million for the period, compared with a negative $17 million last year.

At June 30, 2013, total debt was approximately $1.09 billion, a $282 million reduction from the Company’s year-end total of $1.37 billion. In the first half of 2013, the Company repatriated $260 million of accumulated offshore cash, of which $135 million was used to pay off a term loan issued in November 2011. The remainder was used to pay down commercial paper and/or fund the normal cash needs of the Company. The Company had no commercial paper outstanding at June 30, 2013, compared with $152 million at December 31, 2012. The Company’s debt-to-total capital ratio was 41.6 percent at June 30, 2013, compared with 47.7 percent at the end of 2012 and cash and cash equivalents were $179.4 million, compared with $373.1 million at year-end 2012.

Corporate

Net interest expense for the second quarter of 2013 decreased to $14.4 million, compared with $15.2 million during the same period in 2012. The decrease was due to lower year-over-year debt levels. The second quarter 2013 effective tax rate on both GAAP and base earnings was 34.0 percent, compared with 35.3 percent and 32.8 percent, respectively, for the same period in 2012. The year-over-year variances in the second quarter effective tax rates reflect a greater proportion of current-year income earned in higher tax jurisdictions and a more favorable mix in the tax rates applicable to this year’s restructuring expenses.

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Sonoco Reports Second Quarter 2013 Results – page 4

Third Quarter and Full-Year 2013 Outlook

Sonoco expects third quarter 2013 base earnings to be in the range of $.59 to $.63 per diluted share. The Company’s third quarter 2012 base earnings were $.55 per diluted share. Annual base earnings per diluted share are expected to be in the range of $2.26 to $2.32, which is unchanged from previous estimates. Free cash flow is expected to be approximately $150 million for 2013, which remains unchanged from previous estimates. The Company’s base earnings guidance assumes modest volume growth and productivity improvements, offset by a negative price/cost relationship and higher year-over-year pension and other expenses. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the global economy and fluctuating raw material prices and other costs, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “While we face negative price/cost headwinds entering the third quarter, we remain optimistic that we’ll see a steadily improving operating environment in the second half of 2013. We have three areas of focus: offsetting higher raw material inflation by implementing necessary price increases in our Paper and Industrial Converted and Consumer Packaging segments; bringing recently won business on line as efficiently and profitably as possible; and, optimizing our portfolio of businesses by addressing underperforming operations, boosting efforts to improve productivity and managing costs to improve margins and free cash flow.”

Segment Review

Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Second quarter 2013 sales for the segment were $475 million, compared with $477 million in 2012. Segment operating profit was $47.4 million in the second quarter, compared with $42.8 million in the same quarter of 2012.

The slight decline in sales was due primarily to lower volume in metal ends and thermoformed and injection molded plastic products largely offset by volume growth in flexible packaging, blow molded plastics and composite cans. Segment operating profit increased 11 percent due to a positive price/cost relationship and productivity improvements, which were partially offset by higher labor, pension and other operating costs.

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Sonoco Reports Second Quarter 2013 Results – page 5

Display and Packaging

The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; and paper amenities, such as coasters and glass covers.

Second quarter 2013 sales for this segment were $129 million, compared with $108 million in 2012. Segment operating profit was $5.4 million in the quarter, compared with $4.0 million in the same quarter of 2012.

Sales increased more than 19 percent from last year’s second quarter due to volume growth in international contract packaging and U.S. display and packaging activities. Quarterly operating profit for the segment increased 34 percent year over year as volume growth in global display and packaging activities more than offset higher labor and other costs.

Paper and Industrial Converted Products

The Paper and Industrial Converted Products segment includes the following products: high performance paper and composite paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

Second quarter 2013 sales for the segment were $473 million, compared with $475 million in 2012. Segment operating profit was $36.0 million in the second quarter, compared with $39.7 million in 2012.

The decrease in sales was due to lower selling prices associated with the year-over-year decline in recovered paper costs, partially offset by volume gains across most of the segment. One notable exception was European recycling where volume was down due to exiting a small recycled fiber trading operation in Greece. Operating profits declined 9 percent year over year as modest productivity, volume and price/cost improvements were more than offset by higher maintenance, labor, pension and other costs, including a $1.9 million Canadian pension plan settlement charge.

Protective Solutions

The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; temperature-assurance packaging; and retail security packaging.

Second quarter 2013 sales were $149 million, compared with $142 million in the second quarter of 2012. Operating profit was $12.1 million, compared with $11.7 million in the second quarter of 2012.

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Sonoco Reports Second Quarter 2013 Results – page 6

This segment’s quarterly sales improved 5 percent due to volume growth throughout the segment, but primarily in the Industrial and Consumer protective businesses, partially offset by the divestiture of a small box plant. Operating profit for the segment increased 4 percent due to productivity improvements, volume growth and a slightly positive price/cost relationship, partially offset by a negative mix of business and higher labor and other operating costs.

Conference Call Webcast

Sonoco will host its regular quarterly conference call today, Thursday, July 18, 2013, at 11 a.m. ET, to review its second quarter 2013 financial results. The live conference call and a corresponding presentation can be accessed via the Internet at http://www.sonoco.com, under the Investor Relations section. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 19704715. The archived call will be available through July 28, 2013. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annualized net sales of approximately $4.8 billion, the Company has 19,900 employees working in 347 operations in 34 countries, serving many of the world’s best-known brands in some 85 nations. Sonoco is a proud member of the 2012/2013 Dow Jones Sustainability World Index. For more information on the Company, visit our website at sonoco.com.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would,” “aspires,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, realization of synergies resulting from acquisitions, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, realization of synergies resulting from acquisitions, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans, and creation of long-term value for shareholders.

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Sonoco Reports Second Quarter 2013 Results – page 7

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	accuracy in valuation of deferred tax assets;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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Sonoco Reports Second Quarter 2013 Results – page 8

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Net sales	$1,226,256	$1,202,359	$2,405,469	$2,414,729
Cost of sales	1,003,692	985,817	1,977,189	1,981,326

Gross profit	222,564	216,542	428,280	433,403
Selling, general and administrative expenses	121,848	118,554	241,859	241,360
Restructuring/Asset impairment charges	8,678	9,396	12,967	24,608

Income before interest and income taxes	$92,038	$88,592	$173,454	$167,435
Net interest expense	14,407	15,248	28,675	30,669

Income before income taxes and equity in earnings of affiliates	77,631	73,344	144,779	136,766
Provision for income taxes	26,409	25,905	47,661	47,802

Income before equity in earnings of affiliates	51,222	47,439	97,118	88,964
Equity in earnings of affiliates, net of tax	3,824	3,912	5,721	5,299

Net income	55,046	51,351	102,839	94,263
Net (income) / loss attributable to noncontrolling interests	(58)	(28)	288	128

Net income attributable to Sonoco	$54,988	$51,323	$103,127	$94,391

Weighted average common shares outstanding – diluted	103,237	102,569	103,031	102,563

Diluted earnings per common share	$0.53	$0.50	$1.00	$0.92

Dividends per common share	$0.31	$0.30	$0.61	$0.59

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Sonoco Reports Second Quarter 2013 Results – page 9

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Net sales
Consumer Packaging	$475,013	$477,038	$938,313	$972,804
Paper and Industrial Converted Products	473,217	475,460	927,424	939,070
Display and Packaging	128,790	107,801	248,665	222,706
Protective Solutions	149,236	142,060	291,067	280,149

Consolidated	$1,226,256	$1,202,359	$2,405,469	$2,414,729

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$47,366	$42,752	$89,706	$92,832
Paper and Industrial Converted Products	35,991	39,652	66,995	71,956
Display and Packaging	5,383	4,029	10,088	8,871
Protective Solutions	12,064	11,653	20,586	18,658
Restructuring/Asset impairment charges	(8,678)	(9,396)	(12,967)	(24,608)
Other non-base charges	(88)	(98)	(954)	(274)

Consolidated	$92,038	$88,592	$173,454	$167,435

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Net income	$55,046	$51,351	$102,839	$94,263
Asset impairment charges	5,807	936	6,850	4,692
Depreciation, depletion and amortization	51,023	49,903	98,254	101,133
Fox River environmental reserves	(411)	(684)	(1,428)	(910)
Pension and postretirement plan expense/contributions	8,325	4,173	6,554	(33,907)
Changes in working capital	(8,265)	(24,862)	(10,352)	(39,275)
Other operating activity*	(3,370)	(37,921)	41,762	14,376

Net cash provided by operating activities	108,155	42,896	244,479	140,372

Purchase of property, plant and equipment, net *	(41,868)	(54,864)	(97,161)	(98,038)
Proceeds from dispositions / (Cost of acquisitions, exclusive of cash)	6,200	—	6,200	(503)
Net (debt repayments) / borrowings	(23,029)	68,521	(281,357)	32,436
Cash dividends	(31,418)	(30,178)	(61,721)	(59,343)
Other, including effects of exchange rates on cash	(2,129)	(6,470)	(4,163)	5,558

Net increase in cash and cash equivalents	15,911	19,905	(193,723)	20,482
Cash and cash equivalents at beginning of period	163,450	176,100	373,084	175,523

Cash and cash equivalents at end of period	$179,361	$196,005	$179,361	$196,005

*	Prior year’s data have been reclassified to conform to the current year’s presentation

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Sonoco Reports Second Quarter 2013 Results – page 10

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	June 30, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$179,361	$373,084
Trade accounts receivable, net of allowances	668,670	619,761
Other receivables	30,103	36,311
Inventories	391,121	383,272
Prepaid expenses and deferred income taxes	61,684	87,468

	1,330,939	1,499,896
Property, plant and equipment, net	1,033,189	1,034,906
Goodwill	1,096,483	1,110,505
Other intangible assets, net	257,927	276,809
Other assets	238,289	253,949

	$3,956,827	$4,176,065

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$800,757	$764,322
Notes payable and current portion of long-term debt	143,517	273,608
Income taxes payable	12,545	6,305

	$956,819	$1,044,235
Long-term debt, net of current portion	947,958	1,099,454
Pension and other postretirement benefits	451,327	461,881
Deferred income taxes and other	66,852	67,281
Total equity	1,533,871	1,503,214

	$3,956,827	$4,176,065

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or “GAAP” results. Some of the information presented in this press release reflects the Company’s “as reported” or “GAAP” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Second Quarter 2013 Results – page 11

	Non-GAAP Adjustments
Three Months Ended June 30, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$92,038	$8,678	$88	$100,804
Interest expense, net	$14,407	$—	$—	$14,407

Income before income taxes	$77,631	$8,678	$88	$86,397
Provision for income taxes	$26,409	$2,913	$28	$29,350

Income before equity in earnings of affiliates	$51,222	$5,765	$60	$57,047
Equity in earnings of affiliates, net of taxes	$3,824	$—	$—	$3,824

Net income	$55,046	$5,765	$60	$60,871
Net (income) / loss attributable to noncontrolling interests	$(58)	$27	$—	$(31)

Net income attributable to Sonoco	$54,988	$5,792	$60	$60,840

Per Diluted Share	$0.53	$0.06	$0.00	$0.59

	Non-GAAP Adjustments
Three Months Ended July 1, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$88,592	$9,396	$98	$98,086
Interest expense, net	$15,248	$—	$—	$15,248

Income before income taxes	$73,344	$9,396	$98	$82,838
Provision for income taxes	$25,905	$1,195	$30	$27,130

Income before equity in earnings of affiliates	$47,439	$8,201	$68	$55,708
Equity in earnings of affiliates, net of taxes	$3,912	$22	$—	$3,934

Net income	$51,351	$8,223	$68	$59,642
Net (income) / loss attributable to noncontrolling interests	$(28)	$43	$—	$15

Net income attributable to Sonoco	$51,323	$8,266	$68	$59,657

Per Diluted Share	$0.50	$0.08	$0.00	$0.58

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Sonoco Reports Second Quarter 2013 Results – page 12

	Non-GAAP Adjustments
Six Months Ended June 30, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$173,454	$12,967	$954	$187,375
Interest expense, net	$28,675	$—	$—	$28,675

Income before income taxes	$144,779	$12,967	$954	$158,700
Provision for income taxes	$47,661	$4,196	$323	$52,180

Income before equity in earnings of affiliates	$97,118	$8,771	$631	$106,520
Equity in earnings of affiliates, net of taxes	$5,721	$—	$—	$5,721

Net income	$102,839	$8,771	$631	$112,241
Net loss attributable to noncontrolling interests	$288	$54	$—	$342

Net income attributable to Sonoco	$103,127	$8,825	$631	$112,583

Per Diluted Share	$1.00	$0.08	$0.01	$1.09

	Non-GAAP Adjustments
Six Months Ended July 1, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$167,435	$24,608	$274	$192,317
Interest expense, net	$30,669	$—	$—	$30,669

Income before income taxes	$136,766	$24,608	$274	$161,648
Provision for income taxes	$47,802	$5,786	$98	$53,686

Income before equity in earnings of affiliates	$88,964	$18,822	$176	$107,962
Equity in earnings of affiliates, net of taxes	$5,299	$22	$—	$5,321

Net income	$94,263	$18,844	$176	$113,283
Net loss attributable to noncontrolling interests	$128	$73	$—	$201

Net income attributable to Sonoco	$94,391	$18,917	$176	$113,484

Per Diluted Share	$0.92	$0.19	$0.00	$1.11

(1)

Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

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